COPELAND & COVERT,
PLLC
Attorneys-at-Law
Estate Planning and
Administration
www.copelandcovert.com
631 Palm Springs Drive, Suite
115
Altamonte Springs, FL 32701
Phone: (407) 830-7220
Fax: (407) 830-4391
info@copelandcovert.com

December 2, 2015

Lyons Funds
807 W. Morse Blvd., Suite 105
Winter Park, FL 32789

Ladies and Gentlemen:

We have been asked by Lyons Funds (the “Trust”), a business trust organized under the laws of the State of Delaware, to render our opinion with respect to the issuance of a new series of the Trust, the Lyons Small Cap Fund (the “Fund”).

Shares of the Fund are more fully described in the applicable Prospectus and Statement of Additional Information of the Fund, as contained in the Trust’s pre-effective amendment # 1 to its Registration Statement on Form N-1A (“PREA#1”).

We have examined forms of the Trust’s Certificate of Trust,. Declaration of Trust, By-Laws, the Prospectuses and Statements of Additional Information and such other documents, records and certificates, including the full contents of PREA # 1 as deemed necessary for the purposes of this opinion. All documents reviewed by me that were provided as copies, and not in original form, have been presumed by us to be genuine, and we I did not conduct any independent inquiry to determine the authenticity of any such document.

Based on the foregoing, we are of the opinion that Shares of the Fund, when issued, delivered and paid for in accordance with the terms of the then current Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Trust. Further, I give my permission to include this opinion as an exhibit to the Trust’s PREA # 1.

Very Truly Yours,

COPELAND & COVERT, PLLC